As  filed  with  the  Securities  and Exchange Commission on July 29, 1998.

                                                       Registration No. 333-




                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                __________

                                 FORM S-8

                           REGISTRATION STATEMENT
                                    under
                         THE SECURITIES ACT OF 1933

                                __________

                             HORIZON OFFSHORE, INC.
               (Exact name of registrant as specified in its charter)

        DELAWARE                                              76-0494934
(State or other jurisdiction                               (I.R.S. Employer
 of incorporation or organizaiton)                         Identification No.)

                        2500 CITYWEST BOULEVARD, SUITE 2200
                                 HOUSTON, TEXAS 77042
                             (address, including zip code,
                      of Registrant's principal executive offices)

                      STOCK INCENTIVE PLAN OF HORIZON OFFSHORE, INC.
                                      AND
   STOCK OPTION AGREEMENT FOR THE GRANT OF NON-QUALIFIED STOCK OPTIONS TO A
                                   DIRECTOR
                            (Full title of the plans)

                                  __________

                               DAVID W. SHARP
                           CHIEF FINANCIAL OFFICER
                             HORIZON OFFSHORE, INC.
                     2500 CITYWEST BOULEVARD, SUITE 2200
                               (713) 361-2600
          (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  Copy to:

                            WILLIAM B. MASTERS
       JONES,  WALKER,  WAECHTER, POITEVENT, CARRERE & DENEGRE, L.L.P.
                          201 ST. CHARLES AVENUE
                    NEW ORLEANS, LOUISIANA 70170-5100

                     CALCULATION OF REGISTRATION FEE


Title of securities             Amount to be           Proposed maximum           Proposed maximum           Amount of
to be registered                registered(1)       offering price per unit   aggregate offering price    registration fee
--------------------            -------------       -----------------------   ------------------------    -----------------
Common Stock
($1.00 par value per share)...    750,000 shares        $ 13.00(2)              $  9,750,000(2)           $ 2,876.25(2)
                                1,200,000 SHARES        $  8.43                 $ 10,116,000              $ 2,984.22(3)
                                -----------------         --------               --------------            -------------
Total Common Stock ..........   1,950,000 shares

_______________________________________________________________________________
(1)Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, based on the price at which outstanding options may be exercised.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on July 24, 1998.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, which have been filed by Horizon Offshore, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

      (a) The Company's Prospectus dated April 1, 1998 filed pursuant to Rule 424(b) under the Securities Act of 1933;

      (b) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1998;

      (c) The Company's current reports on Form 8-K filed with the Commission on April 30, 1998 and June 11, 1998; and

      (d) The description of the Company's Common Stock included in the Company's Registration Statement on Form 8-A filed January 22, 1998 and effective April 1, 1998, by incorporation by reference to the description of capital stock provided under the heading "Description of Capital Stock" of the Company's Registration Statement on Form S-1 (Registration No. 333-43965).

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if a Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

      The Company's By-laws require the Company to indemnify its directors and officers against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors and officers, subject to certain conditions and limitations.

      In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as director that are in excess of the coverage provided by such insurance, provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if it is not reasonably available or, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.EXHIBITS.

      5     Opinion  of  Jones,  Walker,  Waechter,  Poitevent,   Carrere  &
            Denegre, L.L.P.

      23.1  Consent of Arthur Andersen LLP

      23.2  Consent  of  Jones,  Walker,  Waechter,  Poitevent,  Carrere   &
            Denegre, L.L.P. (included in Exhibit 5).

ITEM 9.UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 29, 1998.

                                                  HORIZON OFFSHORE, INC.


                                          By:    /S/ DAVID W. SHARP
                                              ------------------------------
                                                     David W. Sharp
                                                Executive Vice President and
                                                   Chief Financial Officer

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of Jonathan D. Pollock, David
W. Sharp and Bill J. Lam, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                         TITLE                    DATE


  /S/ JONATHAN D. POLLOCK         Chairman of the Board          July 29, 1998
  -------------------------
    Jonathan D. Pollock


  /S/ BILL J. LAM                President and Director          July 29, 1998
  --------------------       (Principal Executive Officer)
      Bill J. Lam

  /S/ DAVID W. SHARP            Chief Financial Officer          July 29, 1998
  ---------------------        (Principal Financial and
      David W. Sharp              Accounting Officer)

  /S/ JAMES DEVINE                    Director                   July 29, 1998
  --------------------
      James Devine


  /S/ GUNNAR HIRSTI                   Director                   July 29, 1998
  --------------------
      Gunnar Hirsti


 /S/ EDWARD L. MOSES, JR.             Director                   July 29, 1998
 ---------------------------
     Edward L. Moses, Jr.